--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number.......3235-0287
                                                      Expires: January 31, 2005
                                                      Estimated average burden
                                                      hours per response.....0.5
                                                      --------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Wachtfogel, Yanina Tova
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

  c/o Webtronics, Inc., 420 Lexington Avenue, Suite 616
--------------------------------------------------------------------------------
                              (Street)

  New York,                       NY                 10170
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Webtronics, Inc. (OTCBB:WEBR)
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Day/Year

January 21, 2003
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ] Director [_] 10% Owner [ ] Officer (give title below)
     [_] Other (specify below)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More Than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
No Securities Owned(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
             2.                                                                                           ative     of
             Conver-                           5.                              7.                         Secur-    Deriv-   11.
             sion                              Number of                       Title and Amount           ities     ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       Bene-     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    ficially  ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
             Price    Trans-  tion -  action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4, and 5)     Date     Expira-            Number  ity      action(s) (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

No Securities
Owned(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1. Filed solely because the Reporting Person resigned as president and director of the Issuer on January 21, 2003.


      /s/ Yanina Tova Wachtfogel                               January 21, 2003
      ---------------------------------                       -----------------
      **Signature of Reporting Person                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2